Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Partners

Regency Centers Corporation and

Regency Centers, L.P.:

We consent to the incorporation by reference in the registration statements (No. 333-58966 and No. 333-125886) on Form S-3 and (No. 333-149856) on Form S-3ASR and (No. 333-127274) on Form S-4 of Regency Centers, L.P. of our reports February 29, 2008, with respect to the consolidated balance sheets of Regency Centers, L.P. as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in partners’ capital and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, and our report dated March 27, 2008, which respect to the combined balance sheet of Regency Retail Partners as of December 31, 2007, and the related combined statements of operations, changes in members’ capital, and cash flows for the period from December 21, 2006 (inception) to December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K/A of Regency Centers, L.P.

/s/ KPMG LLP

Certified Public Accountants

Jacksonville, Florida

March 28, 2008